PERFORMANCE UNIT AWARD AGREEMENT
UNDER
SCS TRANSPORTATION, INC.
AMENDED AND RESTATED 2003 OMNIBUS INCENTIVE PLAN

THIS AWARD AGREEMENT is made and entered into as of August 24, 2005 (the “Date of Grant”), by and between SCS Transportation, Inc. (the “Company”), and Mark H. Robinson (“Employee”) and supercedes the previous Award Agreement entered into between the Company and the Employee dated February 5, 2004.

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted and the stockholders of the Company have approved the SCS Transportation, Inc. Amended and Restated 2003 Omnibus Incentive Plan (the “Plan”), pursuant to which performance unit awards may be granted to employees of the Company and its subsidiaries; and

WHEREAS, the Company desires to grant to Employee a performance unit award under the terms of the Plan.

NOW, THEREFORE, pursuant to the Plan, the Company and Employee agree as follows:

1. Grant of Award. Pursuant to action of the Committee, the Company grants to Employee the performance unit award described in this Award Agreement (the “Performance Unit Award”).

2. Award Subject to Plan. This Award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. The committee referred to in Section 3 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

3. Performance Period. The performance period for the Performance Unit Award is the three (3) year period commencing January 1, 2004 and ending December 31, 2006 (the “Performance Period”).

4. Performance Unit Award.

(a) General. Employee’s target Performance Unit Award opportunity for the Performance Period is a pro rata percentage of thirty-two percent (32%) calculated as a target award of twenty-five percent (25%) for the partial Performance Period January 1, 2004 through August 23, 2005 and forty percent (40%) for the partial Performance Period August 24, 2005 through December 31, 2006. This pro rata percentage is multiplied by the Employee’s average annualized base salary during the three years of the Performance Period (the “Target Cash Incentive”). For purposes of this Agreement, the average annualized base salary during the three years of the Performance Period shall be the sum of the base salary of Employee on the first, second and third anniversaries of the beginning date of the Performance Period, divided by three.

(b) Amount of Target Cash Incentive Payable to Employee for the Performance Period. The amount of the Target Cash Incentive payable to Employee for the Performance Period will be based upon the Company’s “Total Stockholder Return” (as defined in Section 5 below) as compared to the Total Stockholder Return of the “Peer Companies” (as defined in Section 6 below) over the Performance Period, as follows:

Then the Percentage
of Target Cash
If the Company’s Total Stockholder Return Over The	Incentive
Performance Period As Compared to Peer Companies	Payable to Employee is

Ranks 5th or higher	200%

Ranks 6th	180%

Ranks 7th	160%

Ranks 8th	140%

Ranks 9th	120%

Ranks 10th	100%

Ranks 11th	81%

Ranks 12th	63%

Ranks 13th	44%

Ranks 14th	25%

Ranks < 14th	0%

If during the Performance Period, common stock of one or more of the Peer Companies is no longer publicly traded, the Committee shall make appropriate adjustment to the above table. Notwithstanding the foregoing, no Performance Unit Award shall be payable unless the Company has positive Total Stockholder Return for the Performance Period. In no event will the Committee have discretion to increase the amounts payable hereunder.

(c) Payment of Performance Unit Award for the Performance Period. Subject to early termination of this Award Agreement pursuant to Section 7 below, as soon as practicable following the end of the Performance Period and the determination of the Company’s Total Stockholder Return as compared to the Total Stockholder Return of the Peer Companies over the Performance Period, the Company will pay in cash to Employee the Performance Unit Award amount, if any, determined pursuant to Section 4(b) above.

5. Total Stockholder Return. Total Stockholder Return with respect to the Company or any Peer Company means the increase (if any) in the fair market value of common stock of the Company or such Peer Company, assuming reinvestment of dividends, over the Performance Period. The measurement of change in fair market value over the Performance Period shall be based on the average closing prices of the common stock for the last 20 trading days preceding January 1, 2004 and the last 20 trading days preceding the end of the Performance Period, assuming reinvestment of dividends in common stock.

6. Peer Companies. The Peer Companies are the following: Arkansas Best Corp., Central Freight Lines, Inc., Covenant Transport, Inc., CNF, Inc., Heartland Express, Inc., J. B. Hunt Transport Svcs., Inc., Knight Transportation, Inc., Landstar System, Inc., Marten Transport, Ltd., Old Dominion Freight Line, Inc., Overnite Transportation Company, P.A.M. Transportation, Inc., Swift Transportation Co., Inc., US Freightways Corp., US Xpress Enterprises, Inc., Vitran Corporation, Werner Enterprises, Inc., and Yellow Roadway Corp. (Due to the acquisition of Overnite Transportation Company and US Freightways Corp., the Committee shall appropriately adjust the rankings in Section 4(b) for the smaller number of peer companies, as described in Section 4(b).)

7. Termination of Employment.

(a) Except as set forth in subsection (c), this Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its subsidiaries, if such termination is a voluntary termination or a termination for Cause (as defined in the Plan).

(b) In the event of the death, disability, retirement (beginning at age 55 or older) or involuntary termination of Employee for reasons other than Cause, and if, at the time of such termination, Employee has completed at least 50% of the Performance Period, the Performance Unit Award will be prorated to reflect the number of months of actual service during the Performance Period. In such event, the Performance Unit Award will be payable at the end of the Performance Period.

(c) Employee will be entitled to receive any Performance Unit Award payable under Section 4 of this Award Agreement if Employee’s employment terminates after the Performance Period but before Employee’s receipt of such Performance Unit Award payment for the Performance Period.

8. Change of Control. In the event the Company is to be wholly or partly liquidated, or agrees to participate in a merger, consolidation or reorganization in which it, or any entity controlled by it, is not the surviving entity, then upon the effectiveness of such liquidation, merger, consolidation or reorganization, this Award Agreement will terminate and be of no further force and effect and the Employee shall receive the Target Cash Incentive prorated to reflect the actual number of months of service from the beginning of the Performance Period to the date of such liquidation, merger, consolidation or reorganization.

9. Forfeiture. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, as such terms are used in Section 304 of the Sarbanes-Oxley Act of 2002 or as interpreted by the Committee, then the Committee in its sole discretion may require Employee to reimburse or forfeit to the Company any payment received or to be received hereunder by Employee during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement.

10. Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check , the Company will withhold a portion of the cash incentive payment equal to the tax withholding obligation.

11. Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

12. Definitions; Copy of Plan. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan.

13. Committee Administration. The Committee shall have the sole responsibility for construing and interpreting this Agreement, and for resolving all questions arising hereunder. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Agreement shall be conclusive and binding upon all persons.

14. Acknowledgement. Employee acknowledges that the Board of Directors of the Company has adopted a guideline concerning investment in the stock of the Company using payouts of cash under the Plan. The guideline may be satisfied in any of the following ways:

•	50% of after-tax proceeds may be applied to purchases of Company stock;

•	50% of after-tax proceeds may be applied to option exercise and purchases and additional income taxes directly associated with such option exercises; and

•	50% of pre-tax proceeds may be contributed to the Company’s nonqualified tax deferred plan with such proceeds applied to Company stock equivalent units.

In all cases, the guidelines provide that the investment be held at least five years.

15. Choice of Law. This Agreement will be governed by the laws of the State of Delaware, without regard to the principles of conflicts of law which might otherwise apply.

IN WITNESS WHEREOF, the Company and Employee have executed this Award Agreement as of the Date of Grant.

SCS TRANSPORTATION, INC.

By: /s/ Herbert A. Trucksess, III
Its: Chief Executive Officer

/s/ Mark H. Robinson

Employee